Exhibit 10.1

MANAGEMENT CONSULTING AGREEMENT

THIS MANAGEMENT CONSULTING AGREEMENT (“Agreement”) is made and entered into effective July 26, 2005, by and between Ethanol Grain Processors, LLC, a Tennessee limited liability company with its principal office located at 1918 McDonald Road, Rives, Tennessee 38253 and mailing address of P.O. Box 95, Obion, Tennessee 38240 (“EGP”) and The Patterson Group, LLC, a Tennessee limited liability company with its principal office at and mailing address of 308 Windemere Woods Drive, Nashville, Tennessee 37215 (“Patterson Group”).

WHEREAS, EGP is a development stage company organized to develop, finance, construct and operate a proposed large-scale dry-grind ethanol processing plant (the “Ethanol Plant”) in or around Obion, Tennessee (the “Ethanol Project”);

WHEREAS, Patterson Group possesses skills, knowledge, and know-how relevant to the needs of EGP; and

WHEREAS, EGP retained Patterson Group as a consultant in the role of Chief Financial Officer for EGP effective June 1, 2005, and in the role of Chief Executive Officer effective July 26, 2005; and

WHEREAS, Patterson Group desired to serve as a consultant for EGP in connection with the Ethanol Project on the terms and conditions set forth herein which include among other things a covenant not to compete; and

WHEREAS, EGP and Patterson Group recognize that, in performing consulting services to EGP hereunder, Patterson Group has had, and will in the future have, extensive access to EGP’s confidential planning, development, manufacturing, processing, financial, accounting, human resources, supplier/vendor, and marketing information; and has had, and will have, opportunities to cultivate valuable business relationships with EGP’s customers, employees, suppliers, vendors and advisors; and

WHEREAS, EGP and Patterson Group also enter into this Agreement to confirm their agreement to protect EGP’s trade secrets, confidential information and customer, employee, investor and other third-party relationships.

NOW THEREFORE, in consideration of the foregoing and mutual obligations herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually confirm and ratify their agreement on the subject matter hereof and agree as follows:

Section 1.               Scope of Work.

1.1           Patterson Group is engaged by EGP to provide management services to EGP as and in the capacity of the Chief Executive Officer and Chief Financial Officer of

EGP, each of which shall be an officer position with EGP.  In those capacities, Patterson Group shall have the responsibility and authority to perform all services, acts or things necessary or advisable to fulfill the duties of Chief Executive Officer and Chief Financial Officer as is customary and reasonable for persons in such management positions to manage and control the day-to-day operations of EGP and to accomplish the purposes of EGP, and as otherwise determined by EGP’s Board of Governors, in a professional and workmanlike manner consistent with the policies, procedures and business plans adopted by EGP’s Board of Governors.  Patterson Group shall have the full authority and responsibility of a Chief Executive Officer and Chief Financial Officer as defined by EGP’s Board of Governors (the “Board”), and Patterson Group hereby agrees to render such services and accept such authority and responsibility on behalf of EGP.  Without limiting the foregoing, Patterson Group agrees to provide the following services:

1.1.1        Patterson Group shall have general active management of the business of EGP, and shall have responsibility for all administrative and operational aspects of EGP and for hiring and supervising all employees;

1.1.2        Patterson Group shall provide and supervise all business planning and budgeting, including short-term and long-range planning, and shall develop and present policies to the Board for their review and approval regarding decision-making to enable EGP to progress in the implementation of its business plan;

1.1.3        Patterson Group shall serve as the contact between the Board and the other consultants and advisors to EGP, and shall supervise and manage the day-to-day activities of the other consultants and advisors;

1.1.4        Patterson Group shall notify the Board of material events affecting EGP’s business plan in a timely manner under the circumstances, coordinate meetings of the Board and EGP’s members, and prepare agendas for such meetings;

1.1.5        Patterson Group shall have the responsibility and power and authority to see that all orders and resolutions of the Board are carried into effect;

1.1.6        Patterson Group shall keep or supervise the keeping of accurate financial records for EGP, and shall supervise all accounting, payroll, purchasing, cash management, financial planning, budgeting, auditing, tax and financial management reporting for EGP, including preparation of federal, state and local tax returns, financial statement audits, and reporting to the Treasurer of EGP and to the Board;

1.1.7        Patterson Group shall deposit or supervise the deposit of all monies, drafts, and checks in the name of and to the credit of EGP in such banks and depositories as the Board shall designate from time to time, shall endorse or supervise the endorsement for deposit all notes, checks, and drafts received by EGP as ordered by the Board, making proper vouchers therefore, shall disburse EGP funds and issue checks and drafts in the name of EGP as ordered or otherwise authorized by the Board, and, whenever requested, shall render or supervise the rendering of an account of all its transactions as CEO or CFO and of the financial condition of EGP;

1.1.8        Patterson Group shall manage and supervise all media and community relations, and government affairs activities; and

1.1.9        Patterson Group shall perform such other services as reasonably agreed upon by Patterson Group and the Board.

1.2           Patterson Group will devote the time, attention, skill and energy to the business of EGP as is necessary to perform the services contemplated by this Agreement, provided that, at a minimum, Patterson Group shall devote one person on a full-time basis as necessary to perform the services contemplated by this Agreement and provided further that Patterson Group shall appoint James K. Patterson as the individual from Patterson Group to perform the services contemplated by this Agreement.

1.3           In order for Patterson Group to perform the services described in Section 1.1 above, it may be necessary for EGP to provide Patterson Group with Confidential Information (as defined below) regarding EGP’s business and products.  EGP will rely heavily upon Patterson Group’s integrity and prudent judgment to use this information only in the best interests of EGP.

1.4           In rendering services under this Agreement, Patterson Group shall conform to high professional standards of work and business ethics.  In no event shall Patterson Group take any action or accept any assistance or engage in any activity that would result in any governmental body, or other person, entity or organization acquiring any rights of any nature in EGP’s proprietary and confidential information.

1.5           Other than utilizing the services of James K. Patterson, Patterson Group shall not use the service of any other person, entity or organization in the performance of its duties under this Agreement without the prior written consent of EGP.

1.6           Patterson Group shall provide the Board with such written, periodic reports as the Board may reasonably request and, upon termination of this Agreement, a final report if requested.  These reports shall become proprietary information of EGP.

1.7           Notwithstanding the foregoing, the property, funds, affairs, and the management and supervision of the business and affairs of EGP shall continue to be the responsibility of the Board of Governors of EGP.  With respect to managing the day-to-day operations of EGP and performing the services outlined herein, Patterson Group shall be guided by and adhere to any policies established by the Board.

Section 2.               Term and Compensation.

2.1           The term of this Agreement shall be for the period from the effective date hereof until the date that EGP, upon the recommendation of Patterson Group, hires a permanent Chief Executive Officer of EGP following EGP reaching financial closing on its Ethanol Project, unless earlier terminated as provided in Section 10 hereof.

2.2           During the term of this Agreement, EGP shall pay to Patterson Group a consulting fee of $1,500 per week, to be paid weekly upon presentation of Patterson Group’s invoice for services.  In the event this Agreement terminates for any reason prior to the completion of a full week of service by Patterson Group, EGP shall pay Patterson Group a prorated amount equal to the number of the days in the week Patterson Group actually provided services.

2.3           As additional compensation for performing management services to EGP hereunder, EGP agrees to pay the following compensation to Patterson Group:

2.3.1        A deferred compensation amount of $125,000 shall be due and payable at financial closing of the Ethanol Project.  Financial closing of the Ethanol Project shall be defined as when EGP has closed on sufficient debt, equity and other financing to construct the Ethanol Plant and commence start-up operations with an amount of working capital EGP believes to be reasonable, commonly known as “loan closing date.”

2.3.2        In addition to the deferred compensation amount, an additional financial closing bonus amount of $125,000 shall also be due and payable at financial closing of the Ethanol Project, as defined for purposes of the deferred compensation amount.

2.3.3        If EGP does not reach financial closing of the Ethanol Project for any reason (either as a result of failure to obtain necessary funding, abandonment of the project, or otherwise), the deferred compensation payment and the financial closing bonus payment are not due and payable or otherwise owing to Patterson Group, nor any portion thereof.  However, other than reaching financial closing of the Ethanol Project, there are no contingencies or performance metrics whatsoever tied to the payment of either amount or other conditions to EGP’s payment obligations of the foregoing amounts that must be satisfied, except when this Agreement is terminated under Section 10.2 hereof, in which case EGP shall not have any obligation or liability (and shall be forever relieved and discharged of its obligation and liability) to make the foregoing Section 2.3 payments;

and provided further that the foregoing Section 2.3 payments shall be adjusted as follows in event EGP does not reach financial closing on the Ethanol Project due to a transfer by EGP of all or substantially all of its assets to another person:

2.3.3.1     If the transfer will result in a liquidating distribution to EGP’s members equal to or in excess of 100% of their aggregate capital contributions, then EGP may not transfer its assets unless the other person agrees to assume and make payment of 100% of the Section 2.3 payments at financial closing of the project;

2.3.3.2     If the transfer will result in a liquidating distribution to EGP’s members in an amount less than their aggregate capital contributions, then EGP may not transfer its assets unless the other person agrees to assume and make payment of the same percentage of the Section 2.3 payments as the EGP members are receiving on their capital contributions, at financial closing of the project;

2.3.3.3     If the transfer will result in noncash consideration being paid or received by EGP’s members, then Patterson Group will be entitled to payment of the Section 2.3 payments at financial closing of the project by the person in the same noncash consideration received by the EGP members, in an amount equal to what Patterson Group would have received at the time of the payment to the EGP members had the Section 2.3 payment been considered capital contributions to EGP at $1.00 per unit.

2.4           As additional compensation for performing management services to EGP hereunder as Chief Executive Officer, EGP agreed to issue Patterson Group or James K. Patterson, as sole member of Patterson Group, a membership interest in EGP quantified by 100,000 membership units, effective July 26, 2005 (“Compensatory Units”), said contribution of services valued by EGP at $100,000.  The parties acknowledge that the members of EGP approved changes to the Operating Agreement of EGP on August 23, 2005, to authorize the issuance of membership units to officers as compensation at not less than $1.00, and that the Compensatory Units were issued pursuant to said change and authorization.  EGP hereby ratifies and confirms the issuance of the Compensatory Units to James K. Patterson as compensation for services provided and to be provided hereunder by Patterson Group as CEO, effective as of August 23, 2005, which is the date of the amendment to the Operating Agreement authorizing the issuance of units for compensation at $1.00.  EGP agrees that its books and records shall be adjusted to reflect the issuance of said Compensatory Units to James K. Patterson, effective August 23, 2005.  The parties further agree that:

2.4.1        The Compensatory Units (and the issuance thereof) are not and shall not be subject to forfeiture of any kind whatsoever, including the termination of this Agreement;

2.4.2        EGP shall cause its books and records to show a capital contribution by James K. Patterson in the amount of $100,000 in respect of the Compensatory Units (i.e., $100,000 will be credited to the capital account of James K. Patterson);

2.4.3        Patterson Group understands and agrees that it will receive a Form 1099 reporting that EGP paid Patterson Group with non-cash property valued at $100,000 for services rendered, by issuing James K. Patterson the Compensatory Units, and Patterson Group consents to said direct issuance;

2.4.4        The parties agree to the foregoing reporting and treatment of the Compensatory Units;

2.4.5        Patterson Group further agrees and understands that the Compensatory Units are in all instances issued pursuant to and subject to the Operating Agreement of EGP dated October 28, 2004, as amended, a copy of which has been provided to Patterson Group;

2.4.6        EGP ratifies and confirms that James K. Patterson was admitted to EGP as a member effective July 26, 2005; and

2.4.7        James K. Patterson, pursuant to Sections 6.1 and/or 10.6 of the Operating Agreement, and in consideration of and as a condition of being admitted as a member effective August 23, 2005 and being issued the Compensatory Units, by his signature below, hereby agrees to the issuance and the foregoing reporting and treatment of the Compensatory Units, and hereby confirms his agreement to become a party to the Operating Agreement and to be bound in all respects by the terms and conditions of the Operating Agreement on and after August 23, 2005.

2.5           As additional consideration for performing management services to EGP hereunder as Chief Executive Officer, EGP hereby confirms the grant of an option to purchase up to 25,000 units of membership interests in EGP, at an exercise price of $1.00 per unit, upon and pursuant to the terms and conditions as set forth in the form of Unit Purchase Option attached hereto as Exhibit A.

2.6           As additional consideration for performing management services to EGP hereunder as Chief Executive Officer, EGP agreed to and hereby confirms the Board’s appointment of James K. Patterson as a Governor of EGP during term of this Agreement, to serve on its Board of Governors, subject in all instances to the Operating Agreement.

2.7           EGP agrees to reimburse Patterson Group for all actual, reasonable and necessary expenditures that are directly related to the performance of services on behalf of EGP hereunder by Patterson Group.  Patterson Group shall receive reimbursement upon turning in valid receipts and other documentation for such expenditures.  In addition, any expenditure that exceeds amounts established by board policy as requiring prior approval must be authorized by another officer of EGP in writing prior to the expenditure.

2.8           During the term of this Agreement, Patterson Group shall be responsible for all payroll and other taxes arising from compensation paid to him under this Agreement.

2.9           During the term of this Agreement, Patterson Group shall not participate in any benefit plan EGP provides to its employees.

2.10         EGP will not obtain any workers’ compensation insurance for Patterson Group during the term of this Agreement.

Section 3.               Independent Contractor.

3.1           Patterson Group is an independent contractor and not an employee of EGP, and this Agreement is not intended to create, and shall not be construed as creating, between EGP and Patterson Group the relationship of principal and agent, joint or co-venturers, copartners, or any other similar relationship, the existence of which is hereby expressly denied.  The manner in which Patterson Group’s services are rendered shall be within its sole control and discretion.

3.2           Except in the performance of its duties and obligations hereunder, unless specifically authorized in writing to do so, Patterson Group shall not have the power or authority to bind EGP by any representation, promise or commitment, and Patterson Group shall not make any representation to the contrary to any third party.

Section 4.               Standard of Care; Limitation of Liability; Indemnification.

4.1           In performing the services hereunder, Patterson Group and its employees and agents shall perform their duties in a manner reasonably believed by them to be in the best interest of EGP, subject always to the control of the Board of Governors of EGP as to matters of company policy, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

4.2           Neither Patterson Group nor James K. Patterson shall be personally liable to EGP for monetary damages for a breach of duty by such person hereunder, in accordance with and to the extent of the limitation of liability afforded governors and officers of EGP under Section 5.6 of the Operating Agreement of EGP.

4.3           EGP, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of EGP’s property) shall indemnify, defend, save harmless, and pay all judgments and claims against, and reasonable expenses of, Patterson Group and James K. Patterson and each of them, relating to any liability or damage or reasonable expense incurred with respect to a proceeding if such person was a party to the proceeding in its or his performance of their duties hereunder or as an officer of EGP, to the same extent EGP is obligated to indemnify, defend, save harmless, and pay all judgments and claims against, and reasonable expenses of, present and former governors and officers of EGP under Section 5.6 of the Operating Agreement of EGP.

Section 5.               Confidential Information.

5.1           In performing services under this Agreement, Patterson Group may be exposed to and be required to use EGP’s “Confidential Information” (as defined below).  Patterson Group agrees that he will not use, directly or indirectly, such Confidential Information for the benefit of any person, entity or organization other than EGP or disclose such Confidential Information without the express written authorization of an officer of EGP to do so, either during or after the term of this Agreement.

5.2           “Confidential Information” means information not generally known whether presently existing or developed in the future by EGP, including, but not limited to trade secrets about EGP’s Ethanol Project which includes information relating to product strategies, financing strategies, organizational strategies, site location strategies, permitting strategies, design/build and other contract discussions and strategies, technical know-how, trade secret information, financial information, plant specifications, prospective investor lists and strategies, pricing policies, operational methods, marketing information including without limitation strategy, sales, finance and business systems and techniques, business plans, and other business affairs of EGP relating to the Ethanol Project.  All information of EGP that is disclosed to Patterson Group or which Patterson Group obtains access, whether originated by Patterson Group on behalf of EGP or by EGP or others, shall be presumed to be Confidential Information.

5.3           Upon the termination of this Agreement for any reason, Patterson Group shall immediately deliver to EGP all Confidential Information, including, but not limited to, trade secrets, vendor and customer information, plant and product design information and information related to the management and operation of EGP’s Ethanol Plant, together with any other material belonging to EGP, whether Confidential Information or not, that is in Patterson Group’s possession or control.

Section 6.               Rights and Data.

6.1           All ideas, concepts, drawings, models, designs, methods, information, works of authorship, documents and tangible items prepared by Patterson Group for or submitted to EGP by Patterson Group in connection with the services rendered under this Agreement shall belong exclusively to EGP and shall be deemed to be works made for hire (“Deliverable Items”).  To the extent that any of the Deliverable Items may not, by operation of law, be works for hire, Patterson Group hereby assigns to EGP the ownership of copyright or patent in the Deliverable Items, and EGP shall have the right to obtain and hold in its own name any trademark, patent or copyright registration, and any other registrations and similar protection that may be available in the Deliverable Items.  Patterson Group agrees to give EGP or its designees all assistance reasonably required to perfect such rights.

6.2           No license or right is granted to Patterson Group, either expressly or by implication, estoppel or otherwise, to use, execute, publish, reproduce, prepare derivative works based upon, distribute copies, or publicly display the Deliverable Items either during or after the term of this Agreement.

Section 7.               Inventions.

7.1           Patterson Group agrees that all “Inventions” (as defined below) that Patterson Group may conceive or reduce to practice in the performance of his services for EGP during the term of this Agreement and all Inventions that may be conceived or reduced to practice by Patterson Group and are based in whole or part upon Confidential Information Patterson Group obtained or conceived as a result of his performing services for EGP shall be the exclusive property of EGP and are hereby assigned by Patterson Group without charge to EGP.  Patterson Group may utilize any inventions, if EGP signs a written release to that effect.

7.2           “Invention” shall mean any invention, discovery, work of authorship, modification, improvement, concept or idea, whether patentable or not, including, but not limited to any and all intellectual property, products, technologies, machines, devices, instruments, processes, methods, techniques, know-how and formulae.

Section 8.               Non-competition and Non-solicitation.

8.1           Patterson Group acknowledges that during its engagement with EGP it, at the expense of EGP, was and will be specially trained in the business of EGP, it will establish favorable relations with the investors, customers, clients, and accounts of EGP and it will have access to certain trade secrets and confidential information of EGP, all of which have economic significance to EGP.  Therefore, in consideration of this Agreement and the training and relations incident to Patterson Group’s engagement, and to further protect the trade secrets and confidential information of EGP, Patterson Group agrees that, during the term of this Agreement and for a period of twelve (12) months following its termination, for any reason, (a) Patterson Group will not engage in, and will not render services in any manner or capacity to (e.g., as an employee, independent contractor, advisor, consultant, principal, agent, partner, officer, director, stockholder, or otherwise), will not own an interest in, or otherwise affiliate with the business of any person or organization that is engaged in or about to become engaged in, any business in competition with the business of EGP in Western Tennessee or Western Kentucky; and (b) Patterson Group will not call upon, solicit or divert, or attempt to divert, investors, clients, customers, suppliers or accounts of the business of the Company, regardless of their location (which Patterson Group acknowledges constitute trade secret and confidential information of the Company).

8.2           Section 8.1 does not prohibit Patterson Group from owning or purchasing any corporate securities that are regularly traded on a recognized stock exchange or over-the-counter market, or from purchasing and holding less than 10% of the securities of a privately held company for personal passive investment purposes, or from purchasing and owning any securities of EGP.

8.3           During the term of this Agreement and for a period of one (1) year following its termination, for any reason, Patterson Group shall not directly or indirectly solicit, hire, recruit, or encourage any employee or agent of EGP to leave EGP or work for any person or entity that is engaged in business in the Ethanol Industry.

Section 9.               Right to Injunctive Relief.

9.1           Patterson Group acknowledges that a breach of any of the terms of Section 5, 6, 7 or 8 of this Agreement will result in irreparable harm to EGP and that a remedy at law for such breach is inadequate and that EGP shall therefore be entitled to any and all equitable relief, including, but not limited to, injunctive relief and any other remedy allowed by law.  In light of the unique knowledge of Patterson Group with respect to the business of EGP, Patterson Group acknowledges and agrees that the restrictive covenants contained herein are reasonable in duration and scope and not unduly restrictive, and are necessary to protect the legitimate business interests of EGP.  The parties agrees that if any provision of this Agreement is held to be unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect the legality or enforceability of any other provision of this Agreement.  In the event the terms of these restrictive covenants are determined by a court of competent jurisdiction to be unreasonable or over broad, the parties hereby authorize and request the court to apply the “blue pencil doctrine” to modify the unreasonable or overly broad covenant to make it valid and enforceable against Patterson Group.

Section 10.             Termination.

10.1         This Agreement shall terminate at the conclusion of its initial term, unless earlier terminated in accordance with this Section 10.

10.2         If this Agreement is terminated pursuant to this Section 10.2 (under any one or more of the Sections 10.2.1, 10.2.2, or 10.2.3) prior to EGP reaching financial closing of the Ethanol Project (as defined in Section 2.3 hereof), EGP shall not have any obligation or liability (and shall be forever relieved and discharged of its obligation and liability) to make the payment obligations to Patterson Group under Section 2.3 hereof.

10.2.1      This Agreement shall terminate automatically upon the death or permanent disability of James K. Patterson.

10.2.2      Patterson Group may terminate this Agreement upon sixty days’ written notice, for any reason.

10.2.3      EGP may terminate this Agreement at any time, effective immediately upon written notice to Patterson Group, if Patterson Group shall be in material and continuing breach of any of its responsibilities or obligations under this Agreement and shall have failed to cure such breach within thirty (30) days of receiving written notice from EGP of the existence of such breach; provided, however, that the termination of this Agreement by EGP shall not relieve EGP of its payment obligations to Patterson Group under Section 2.3 hereof, unless such termination is for acts or omissions of Patterson Group or James K. Patterson that involve intentional misconduct, gross negligence or a reckless or intentional disregard for and violation of the law, in which case EGP shall not have any obligation or liability (and shall be relieved and discharged of its obligation and liability) to make the Section 2.3 payments.

10.3         Either party may terminate this Agreement at any time, effective immediately upon written notice to the other party, if the other party shall be in material and continuing breach of any of its responsibilities or obligations under this Agreement and shall have failed to cure such breach within thirty (30) days of receiving written notice from the other party of the existence of such breach; provided, however, that the termination of this Agreement by EGP shall not relieve EGP of its payment obligations to Patterson Group under Section 2.3 hereof (except to the extent provided for in Section 10.2.3 hereof).

10.4         The provisions of Sections 2.3, 5, 6, 7, 8 and 10 of this Agreement, as applicable, shall survive the termination of this Agreement and remain in full force and effect thereafter.

Section 11.             General Provisions.

11.1         In the event a court of competent jurisdiction holds any provision of this Agreement unenforceable, such provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

11.2         This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject matter of this Agreement, whether written or oral, except as specifically provided otherwise herein.

11.3         No modification, termination or attempted waiver of this Agreement, or any provision thereof shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

11.4         The waiver by EGP of a breach of any provision of this Agreement by Patterson Group shall not operate as a waiver of any other or subsequent breach by Consultant.

11.5         This Agreement may not be assigned by either party without the prior written consent of the other party.

11.6         This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

11.7         Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by by certified/registered mail with return receipt requested to the addresses first set above.

11.8         This Agreement may be executed in any number of counterparts and each fully executed counterpart shall be deemed an original.

11.9         Patterson Group and EGP acknowledge that they enter this Agreement of their own free will and that they have had ample time and opportunity to review and consider this Agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

ETHANOL GRAIN PROCESSORS, LLC

By	/ Baxter Sanders /

Its	President

THE PATTERSON GROUP, LLC

By	/ James K. Patterson /

Its	Chief Manager

In consideration for EGP entering into this Agreement, and as owner of The Patterson Group, LLC, the undersigned, James K. Patterson, agrees to be bound by and adhere to each of the provisions of Sections 5, 6, 7, and 8 of this Agreement, and further agrees to be bound by Section 2.4.7 hereof, each as of the date first set forth above.

/ James K. Patterson /
James K. Patterson, individually

AMENDMENT NO. 1

TO

MANAGEMENT CONSULTING AGREEMENT

THIS AMENDMENT NO.1 (“Amendment) to MANAGEMENT CONSULTING AGREEMENT dated July 26, 2005 (“Agreement”) is made and entered into effective November 2, 2005, by and between Ethanol Grain Processors, LLC, a Tennessee limited liability company with its principal office located at 1918 McDonald Road, Rives, Tennessee 38253 and mailing address of P.O. Box 95, Obion, Tennessee 38240 (“EGP”) and The Patterson Group, LLC, a Tennessee limited liability company with its principal office at and mailing address of 308 Windemere Woods Drive, Nashville, Tennessee 37215 (“Patterson Group”).

The parties entered into a Management Consulting Agreement dated July 26, 2005 (“Agreement”).  In consideration of the foregoing and mutual obligations therein and herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

1.                             The deferred compensation amount set forth in Section 2.3.1 of the Agreement is hereby increased from $125,000 to $189,000.

2.                             The additional financial closing bonus amount set forth in Section 2.3.2 is hereby increased from $125,000 to $189,000.

3.                             All references to these two amounts in the Agreement shall hereafter mean $189,000 respectively.

4.                             Absent unusual circumstances, there will be no additional increases to either of these two payments.

5.                             Except to the extent amended hereby, all other terms and conditions of the Agreement are confirmed and remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 1 to the Agreement is executed and made effective as of November 2, 2005.

ETHANOL GRAIN PROCESSORS, LLC

By	/ Baxter Sanders /
Its	/ President /

THE PATTERSON GROUP, LLC

By	/ James K. Patterson /
Its	Chief Manager

In consideration for EGP entering into this Amendment No. 1, and as owner of The Patterson Group, LLC, the undersigned, James K. Patterson, hereby re-affirms his agreement to be bound by and adhere to each of the provisions of Sections 5, 6, 7, and 8 of the Agreement, and further re-affirms his agreement to be bound by Section 2.4.7 of the Agreement, as of the date hereof.

/ James K. Patterson /
James K. Patterson, individually